Exhibit 5.1

Andrew I. Telsey, P.C. Attorney at Law
6198 S. Moline Court, Englewood, Colorado 80111 Telephone: 303/521-7447 • E-Mail: andrew@telseylaw.com

January 8, 2024

Board of Directors

Sunshine Biopharma, Inc.

1177 Avenue of the Americas

5th Floor

New York, NY 10036

Re:   Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sunshine Biopharma, Inc., a Colorado corporation (the “Company”), in connection with a Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 3,320,988 shares of the Company’s common stock, par value $0.001 per share, (the “Plan Shares”), pursuant to the 2023 Sunshine Biopharma, Inc. Equity Incentive Plan (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In such examination and in rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the truth, accuracy and completeness of the information, statements, representations and warranties in the Registration Statement and all other documents submitted to us, and the conformity to authentic originals of all documents submitted to us as copies. Insofar as this opinion relates to Plan Shares to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of issuance are the same as such laws, rules and regulations in effect as of the date hereof. We have also assumed that the Plan Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Plan Shares, that there will be no changes in the documents we have examined, that all Plan Shares will be issued in the manner stated in the Registration Statement, that the Company's Board of Directors, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve the issuance of Plan Shares and that, at all times prior to the issuance of the Plan Shares, the Company will maintain a sufficient number of authorized but unissued shares of common stock available for issuance.

Based upon, subject to and limited by the foregoing qualifications, assumptions and limitations, and subject to the further qualifications set forth below, we are of the opinion that the Plan Shares, when issued, delivered and paid for in accordance with the terms of the Plan, and applicable award agreements, will be validly issued, fully paid and non-assessable. Our opinion is limited to the Colorado Business Corporations Act of the State of Colorado as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinion contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Yours truly,

ANDREW I. TELSEY, P.C.

s/ Andrew I. Telsey

For the Firm